Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
EXPRESSJET HOLDINGS, INC.

            ExpressJet Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies pursuant to Section 242 of the DGCL:

            FIRST:           That the name of the Corporation is ExpressJet Holdings, Inc.  The Restated Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State’s Office on April 21, 2005.  The Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State’s Office on July 2, 2008.

            SECOND:     This Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with Section 242 of the DGCL.  The Board of Directors duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation and directed that the proposed amendment be considered by the stockholders of the Corporation.  A special meeting of stockholders was duly called upon notice in accordance with Section 222 of the DGCL and held on October 1, 2008, at which meeting the necessary number of shares were voted in favor of the proposed amendment.  The stockholders of the Corporation duly adopted this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation.

            THIRD:        The text of the first sentence of Article FOUR of the Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

FOUR:   The total number of shares of all classes of stock which the Corporation shall have authority to issue is 160 million, consisting of 150 million shares of Common Stock, par value one cent ($.01) per share (the "Common Stock"), and 10 million shares of a class of Preferred Stock, par value one cent ($.01) per share (the "Preferred Stock").

and an additional paragraph shall be added to the text at the end of Article FOUR that shall read as follows:

Upon the filing and effectiveness (the “Effective Time”) pursuant to the General Corporation Law of the State of Delaware of this Certificate of Amendment to the Corporation’s Restated Certificate of Incorporation, each ten (10) shares of the Corporation’s Common Stock, par value $.01 per share (the “Common Stock”), issued and outstanding immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock, without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). Stockholders who otherwise would be entitled to receive fractional share interests of Common Stock shall, with respect to such fractional share interests, be entitled to receive cash, without interest, in lieu of fractional shares of Common Stock upon the surrender of the stockholders’ Old Certificates (as defined below), in an amount equal to the pro rata proceeds attributable to the sale of such fractional shares following the aggregation and sale by the Corporation’s transfer agent of all fractional shares otherwise issuable.  No certificates representing fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (collectively, the “Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

            IN WITNESS WHEREOF, this Certificate of Amendment to the Restated Certificate of Incorporation has been executed for and on behalf of the Corporation by an officer thereunto duly authorized and attested to as of October 1, 2008.

EXPRESSJET HOLDINGS, INC.
/s/ Suzanne Lehman Johnson
Suzanne Lehman Johnson Secretary and General Counsel